Exhibit 99.1

Contango ORE Announces Preliminary Metallurgical Results from the Peak Zone, Tetlin Project, Alaska and Earnings for the Quarter Ended March 31, 2014

HOUSTON--(BUSINESS WIRE)--May 16, 2014--Contango ORE, Inc. (OTCBB:CTGO.PK) announced today favorable preliminary metallurgical results from the Peak zone at its approximately +750,000-acre Tetlin gold-copper-silver project in east-central Alaska. The road–accessible Peak Zone, discovered in 2012, covers approximately 40 acres and, at 0.5 grams of gold per tonne (gpt), carries indicated resources of 5,970,000 tonnes grading 3.46 gpt gold, 11.8 gpt silver and 0.25% copper and inferred resources of 3,850,000 tonnes grading 2.07 gpt gold, 14.28 gpt silver and 0.23% copper.

Contango selected a total of three samples for metallurgical testing. All samples were coarse rejects from the geochemistry work done by ALS Chemex and Acme Labs on drill core samples drilled at the Tetlin deposit during 2013. Original geochemical results for these samples are presented in Table 1. Sample A was selected as a representative of mineralization with high gold content accompanied by low silver and low copper content. Sample B was selected as a representative of mineralization with low gold content accompanied by high silver and high copper content. Sample C was selected as a representative of mineralization with high gold content accompanied by high silver and high copper content.

Table 1: Original Peak Zone Metallurgical Sample Geochemistry
Sample	Sample A	Sample B	Sample C
Type	Au	Ag/Cu	Au/Ag/Cu
Hole	TET13117	TET13077	TET13063
From (m)	130.76	158.19	140
To (m)	133.81	161.24	142.95
Au_ppm	150	0.03	23.2
Ag_ppm	3.3	235	45.4
Cu_ppm	1,670	58,700	12,900

SRK Consulting of Anchorage, Alaska, was retained to develop and oversee a metallurgical testing program that included a mineralogy study on gold deportment, gravity concentration and flotation of the gravity concentration tails. This work was carried out by SGS Metallurgical Operations of Vancouver, British Columbia. Two-kilogram charges of each sample were subject to grinding, gravity separation and rougher flotation of the gravity tails. The -10 mesh (<2000 microns) material was ground to a target grind time in a rod mill, and then processed through a gravity concentrator (Knelson machine). The concentrate was upgraded with a Mozley table and the combined Knelson and Mozley tails (gravity tails) became rougher flotation feed. The gravity concentrate was assayed for gold and silver. In addition to the above, a mineralogical examination was performed with X-Ray diffraction (XRD), Quantitative Evaluation by Scanning Electron Microscope (QEMSCAN), optical microscopy and chemical analysis to determine the overall mineral assemblage present in the samples, identify the gold and silver-bearing minerals present and complete a mass balance of microscopic gold and silver.

Results of this work are presented in graphical form and indicate that all samples achieved consistently high metallurgical recovery across the primary grind sizes that ranged from 49 to 115 microns. The high flotation concentrate mass pulled in all tests is a good reflection of the sample's sulfide content. (See graph: Average Total Metal Recovery & Rougher Concentrate Mass Pull.)

The proportion of contained gold recovered by gravity methods ranged from 8% to 30% with the lowest gravity recovery in the high copper bearing sample (Sample B) with progressively higher percentages of gold in the gravity concentrate as gold grade increased in Sample C and Sample A. (See graph: Gold – Gravity, Flotation and Combined and Concentrate Grade.)

Primary sulfides identified in the analysis were pyrrhotite and chalcopyrite with lesser amounts of arsenopyrite, silver-bearing minerals, sphalerite and native gold. Primary silicate minerals include quartz, calcite, chlorite, potassium feldspar, amphibole and pyroxene. Abundant visible gold was observed in polished sections of Sample A and C (Table 2). Sample B, containing low gold head grade, returned only one grain of visible gold.

Table 2: Gold and Silver Assay and Grain Count Summary
Sample #	Gold Grade (g/t)	Silver Grade (g/t)	# of Gold Grains
Sample A	81.5	5.3	741
Sample B	0.15	227	1
Sample C	22.5	38.8	873

In conclusion, preliminary metallurgical tests conducted on drill core samples from the Peak zone indicate that both gold and sulfide minerals respond to standard gravity and froth flotation treatment and that gold is not refractory in nature.

The Company also announced today that it filed its Form 10-Q for the quarter ended March 31, 2014 with the Securities and Exchange Commission.

The Company reported a net loss of $0.7 million or $0.18 per basic and diluted share for the three months ended March 31, 2014 compared to a loss of $0.5 million or $0.19 per basic and diluted share for the same period last year.

For the nine months ended March 31, 2014, the Company reported a net loss of $8.5 million or $2.24 per basic and diluted share compared to a net loss of $5.9 million or $2.32 per basic and diluted share for the same period last year.

On January 23, 2014, the Company announced that it had initiated the exploration and evaluation of strategic alternatives aimed at enhancing shareholder value, and retained Petrie Partners, LLC as its financial advisor to assist the Company in connection with its strategic review. The Company is conducting a process to solicit third party proposals for the sale, merger, joint venture or other business combination of the Company. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative. While the Company will consider all commercially reasonable strategic alternatives, there can be no assurance that a transaction will be consummated on terms acceptable to the Board of Directors of the Company, or at all.

CORE is a Houston-based company that engages in exploration in Alaska for gold and associated minerals and rare earth elements. Additional information can be found on our web page at www.contangoore.com.

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and rare earth elements; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-877-1311
www.contangoore.com